Exhibit 1.2

I-Bankers Securities, Inc.
1208 Shady Lane N
Keller, TX 76248

[●], 2023

ESH Acquisition Corp.
228 Park Ave S, Suite 89898
New York, New York 10003

Attn: [Jonathan Morris]

Ladies and Gentlemen:

This is to confirm our agreement (this “Agreement”) whereby ESH Acquisition Corp., a Delaware corporation (“Company”), has requested I-Bankers Securities, Inc. (“I-Bankers”) and Dawson James Securities, Inc. (“Dawson James”, and together with I-Bankers, the “Advisors” and each an “Advisor”) to assist it in connection with the Company merging with, acquiring shares of, engaging in a share exchange, share reconstruction, recapitalization and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination (in each case, a “Business Combination”) with one or more businesses or entities (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-265226) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with its initial public offering (“IPO”).

1. Services and Fees.

(a) The Advisors will:

(i)	Hold meetings with Company stockholders to discuss the Business Combination and the Target’s attributes;

(ii)	Introduce the Company to potential investors to purchase the Company’s securities (the “Securities”) in connection with the Business Combination;

(iii)	Assist the Company in trying to obtain stockholder approval for the Business Combination, including assistance with the Company’s proxy statement or tender offer materials; and

(iv)	Assist the Company with any press releases and filings related to the Business Combination or the Target.

(b) As compensation for the foregoing services, the Company will pay the Advisors a cash fee equal to 3.5% of the gross proceeds received by the Company in the IPO (the “Transaction Fee”); provided that 90% of such Transaction Fee shall be paid to I-Bankers and the remaining 10% thereof shall be paid to Dawson James. In addition to the Transaction Fee, the Company will pay I-Bankers a cash fee equal to 1.0% of the Total Consideration (as the term “Total Consideration” is defined below) if the Business Combination is consummated with a Target introduced by I-Bankers (the “Finder’s Fee” and, together with the Transaction Fee, the “Fees”). In connection with the Business Combination, the Company shall pay $500,000 to another advisor (the “Prospective Adviser”) of its choice which is a member of Financial Industry Regulatory Authority or regulated broker-dealer, and the Transaction Fee payable to the Prospective Adviser shall reduce the Transaction Fee by $500,000. The Transaction Fee and the Finder’s Fee (if applicable) are due and payable in cash to the Advisors or I-Bankers, respectively, by wire transfer at the closing of the Business Combination (“Closing”) from the Trust Account (as defined below); provided that the Finder’s Fee shall not be paid prior to the date that is 60 days from the effective date of the Registration Statement unless the Financial Industry Regulatory Authority determines that such payment would not be deemed underwriters’ compensation in connection with the IPO. If a proposed Business Combination is not consummated for any reason, no Fees shall be due or payable to the Advisors hereunder. The Transaction Fee and the Finder’s Fee shall be exclusive of any other fees which may become expressly payable to the Advisors pursuant to any subsequent agreement between an Advisor and the Company or the Target. If one of the Advisors (the “Terminating Advisor”) terminates this Agreement with respect to itself as described under in Section 11, the Terminating Advisor’s share of the Transaction Fee shall be payable to the remaining Advisor.

(c) For purposes of this Agreement, “Total Consideration” shall have the meaning set forth in Annex II.

2. Expenses.

Upon either (i) Closing or (ii) the termination of this Agreement pursuant to Section 11, the Company shall reimburse such Advisor for all reasonable and documented out-of-pocket costs and expenses actually incurred by such Advisor (including documented fees and disbursements of outside counsel or any other advisor retained by such Advisor) (it being understood that the retention of any such advisor, other than legal counsel, shall be made with the prior written approval of the Company, which approval will not be unreasonably withheld, conditioned or delayed)) (collectively, “Reimbursable Expenses”) in connection with the performance of its services hereunder. Reimbursable Expenses shall be due and payable to the Advisor by wire transfer at the Closing from the Trust Account. It is expressly agreed that following the termination of this Agreement pursuant to Section 11, each of the Advisors will continue to be entitled to reimbursement of its Reimbursable Expenses as contemplated above.

3. Company Cooperation.

(a) The Company will give the Advisors prompt written notice of the proposed Business Combination, and in no event later than at least 30 days prior to the first public announcement relating to the Business Combination. From the date on which such written notice is provided to the Advisors through the date of the consummation of such Business Combination, the Company will provide reasonable cooperation to the Advisors and their counsel as may be necessary for the efficient performance by the Advisor of its obligations hereunder. If requested by the Advisors:

(i)	the Company will furnish or arrange to have furnished to the Advisors and their counsel, on a timely basis, all information (including financial information) in the Company’s control concerning the Company, the Target and the Business Combination as would generally be provided to underwriters in connection with underwritten public offerings of securities for due diligence purposes and, in addition, provide the Advisors and their counsel with access, on a timely basis, to the Company’s officers, directors, employees, affiliates, independent accountants, legal counsel and other agents, consultants and advisors (the “Representatives”) as reasonably requested by any Advisor in order to conduct such due diligence;

(ii)	the Company will use reasonable best efforts, as requested by any Advisor, to cause the Target to, on a timely basis, furnish or arrange to have furnished to the Advisors and their counsel all information (including financial information) concerning the Target and the Business Combination as would generally be provided to underwriters in connection with underwritten public offerings of securities for due diligence purposes and, in addition, provide the Advisors and their counsel with access to the Target’s Representatives as reasonably requested by any Advisor in order to perform such due diligence;

(iii)	the Company will provide the Advisors and their counsel with the right to review, and the opportunity to comment on, drafts of any (i) offering documents, as each may be amended or supplemented, including any information that is incorporated by reference therein (collectively, “Offering Documents”), (ii) contemplated public announcement (a “Public Announcement”), and (iii) registration statement, proxy statement and other written materials, as each may be amended or supplemented, including any information that is incorporated by reference therein, contemplated to be filed with, or furnished to, the Commission in connection with such Business Combination (collectively, the “Public Offering Materials” and, collectively with the Offering Documents and any Public Announcements, the “Offering Materials”); and

(iv)	the Company will deliver drafts of the Offering Materials to the Advisors a sufficient time prior to their filed or intended use to allow the Advisors and their counsel the opportunity to participate in drafting sessions related thereto and to review and comment thereon (the Company shall give good faith consideration to any such comments provided by the Advisors or their counsel). To the extent that the Company and its Representatives participate in drafting sessions regarding the Offering Materials, the Advisors, including their outside counsel, shall be entitled to participate in those drafting sessions.

(b) The Company will promptly notify the Advisors of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to the Advisors’ engagement hereunder. If at any time prior to the consummation of the Business Combination an event occurs that would cause the Public Offering Materials to include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the Company will promptly notify the Advisors of such event, and the Company shall, to the extent the Company or any Advisor deem it necessary or advisable, prepare a supplement or amendment to the Public Offering Materials, which corrects such statements or omissions and file such supplemental materials with the Commission and otherwise ensure distribution of such material to its stockholders.

(c) The Company will use its reasonable best efforts to ensure that at the effectiveness of the Public Offering Materials and upon on the date of the Company stockholders’ meeting (“Company Stockholders Meeting”) at which approval of the Business Combination is voted upon, the Advisors will receive, and the Advisors shall be entitled to and rely upon, as a third-party beneficiaries, such certificates, comfort letters (prepared pursuant to AU 634 of the Public Company Accounting Oversight Board in the case of auditor comfort letters), negative assurance letters and legal opinions from the Company and the Target and their respective legal counsel and independent registered accountants as are generally provided to underwriters in connection with underwritten public offerings of securities, provided that, for the avoidance of doubt, any comfort letters and negative assurance letters shall solely relate to the Public Offering Materials that were filed with the Commission. The Company will also deliver, or cause the Target to deliver, as applicable, such documents and other materials the Advisors’ counsel may reasonably request or require in order to furnish a negative assurance letter to the Advisors in connection with the Business Combination (1) on the date of the effectiveness of the Public Offering Materials and (2) on the date of the Company Stockholders Meeting, each dated the date of delivery.

(d) The Company shall cause its chief executive officer and the chief financial or chief accounting officer of the Company to deliver to the Advisors a certificate certifying that (I) the representations and warranties of the Company contained in the business combination agreement executed by the Company in connection with the Business Combination (the “BCA”) are true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case, such representations and warranties shall be true and correct in all respects) as of the date when made and as of the date of such certificate, as though made on and as of such date, except for such representations and warranties that speak as of a specific date or are otherwise disclosed in the Public Offering Materials and (II) the Public Offering Materials conformed in all material respects to the requirements of the Act and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company shall use its reasonable best efforts to cause the chief executive officer and the chief financial or chief accounting officer of the Target (or other Target’s officers performing such functions) to deliver to the Advisors a certificate on behalf of the Target certifying that (I) the representations and warranties of the Target contained in the BCA are true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case, such representations and warranties shall be true and correct in all respects) as of the date when made and as of the date of such certificate, as though made on and as of such date, except for such representations and warranties that speak as of a specific date or are otherwise disclosed in the Public Offering Materials and (II) the Public Offering Materials and any amendments thereto conformed in all material respects to the requirements of the Act and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f) The Company shall cause the BCA to contain covenants requiring delivery of such documentation by the Target and its counsel and auditors set forth in paragraphs (c) through (e) of this Section 3 (the “Advisors Deliverables”) and such deliverables shall be in a form and substance satisfactory to the Advisors and to be provided: (1) on the date of the effectiveness of the Public Offering Materials (if applicable) and (2) on the date of the Company Stockholders Meeting, each dated the date of delivery. If the Company’s equity securities are not to be publicly traded following the consummation of the Business Combination, an assumption by the participant in the Business Combination whose equity securities will be publicly traded following the consummation of the Business Combination of all of the Company’s obligations under this Agreement.

(g) The Company shall cause the BCA to contain a provision to the following effect: Target and the Company shall not allow any of the following events to occur without delivering the Advisors Deliverables to the Advisors, in form agreed to (but unexecuted) by the Advisors at least two (2) Business Days prior to the date of the following events, in each case, dated as of the respective dates of the following events: (i) the Offering Materials to be declared effective or (ii) the Company Stockholders Meeting to take place (with any such failure of delivery, a “Delivery Default”), in each case, unless the Advisors, after being notified by Target and the Company in writing in reasonable detail of an expected Delivery Default, have had a reasonable period of time but no less than three (3) Business Days (the “Resignation Period”) prior to the occurrence of the relevant event to take any action the Advisors deem appropriate, including without limitation, to elect to (A) resign from their respective roles, (B) disclose such resignation publicly, and/or (C) disclose such resignation to the Commission or otherwise (in each case above at their sole and absolute discretion) as is deemed necessary by the Advisors. Notwithstanding the foregoing, nothing in this Agreement shall limit the right of the Advisors to take any action they deem appropriate, including without limitation, to resign from any or all of its capacities at any time and for any reason, in its sole and absolute discretion.

4. Representations; Warranties and Covenants.

(a) The Company will be solely responsible for the contents of the Offering Materials and any other communications provided by or on behalf of the Company or the Target to any offerees, the Advisors, or any third parties, including any prospective purchasers or acquirers (which term, for the avoidance of doubt, shall include any person that acquires any securities through exchange, conversion or similar transaction, by operation of law or otherwise, of other securities).

(b) The Company represents and warrants to each Advisor that (i) other than the Projections (as defined below), the Offering Materials and such other communications will not, as of the date of any offer or sale of the Securities or any closing of any such sale, upon the date of the Company Stockholders Meeting or upon the Closing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) all financial projections, estimates or other forward-looking information (including base case forecasts, budgets, etc.) concerning the Company, the Target and/or any related offering or private placement of the Securities that have been or will hereafter be made available (the “Projections”) (A) have been or will be prepared with a reasonable basis and in good faith, (B) will reflect the Company’s best then-available estimate and judgment as to the future financial performance of the Company (following the Business Combination) based on the reasonable assumptions to be disclosed therein, (C) which disclosed assumptions will be all the assumptions that are material in forecasting the financial results of the Company and any factors that may materially impact such assumptions (including a discussion of any factors that may cause the assumptions to be no longer reasonable); (D) any factors that may materially impact such assumptions (including a discussion of any factors that may cause the assumptions to be no longer reasonable) will be disclosed; and (E) still reflect the view of the Company or the Target, as applicable, as of the date of filing or use, in each case as of the date of any offer or sale of the Securities or any closing of any such sale, upon the date of the Company Stockholders Meeting and upon closing of the Business Combination.

5. Indemnity.

(a) The Company (for purposes of this Section 5 and Annex I hereto, such term, for the avoidance of doubt, shall, in the event that a Closing occurs, refer to the post-Business Combination combined entity) shall indemnify each Advisor and its affiliates and its and their respective directors, officers, employees, stockholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference. Notwithstanding any contrary provision contained in this Agreement, any election hereunder or any termination of this Agreement, and whether or not this Agreement is otherwise carried out, the provisions of Section 5 and Annex I shall not be in any way affected by such election or termination or failure to carry out the terms of this Agreement or any part hereof.

(b) Notwithstanding the foregoing and Annex I, each Advisor agrees, if there is no Closing, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account (“Trust Account”) established in connection with the IPO with respect to the foregoing indemnity (each, a “Claim”); (ii) to waive any Claim it may have in the future; and (iii) to not seek recourse against the Trust Account with respect to any Claim.

6. Use of Name and Reports.

Without such Advisor’s prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee, representative or agent thereof) shall quote or refer to (i) the Advisor’s name or (ii) any advice rendered by the Advisor to the Company or any communication from the Advisor in connection with performance of their services hereunder, except as required by applicable federal or state law, regulation or securities exchange rule. Each Advisor hereby consents to the use of such Advisor’s name and a description of this Agreement, including a general description of the services to be provided by each such Advisor hereunder and the Fees, in the Registration Statement and the preliminary and final prospectus included as a part of the Registration Statement, the Company’s registration statement filed pursuant to the Securities Exchange Act of 1934, as amended, the Company’s current reports on Form 8-K filed in connection with the IPO, the Company’s periodic reports on Forms 10-K and 10-Q, and any proxy statement, prospectus, or tender offer materials prepared by or on behalf of the Company in connection with the Business Combination.

7. Status as Independent Contractor.

Each Advisor shall perform its services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that no Advisor shall have authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such services, the Advisors will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Advisors nor any of either of the Advisor’s officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

8. Potential Conflicts.

The Company acknowledges that the Advisors are full-service securities firm engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. In the ordinary course of business, the Advisors and their respective affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby. Nothing in this Agreement shall be construed to limit or restrict the Advisors or any of their respective affiliates in conducting such business.

9. Entire Agreement.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

10. Notices.

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by a party in a notice given pursuant to this Section.

11. Termination.

Upon ten days’ prior written notice thereof to the Company, any Advisor may terminate this Agreement. Such termination by such Advisor shall not affect (a) the Company’s obligation to reimburse such Advisor of its Reimbursable Expenses pursuant to Section 2 hereof or (b) the Company’s indemnification obligations pursuant to Section 5 hereof and Annex I hereto. Such Advisor shall, to the extent accurate and otherwise permissible by law, be entitled to take whatever other actions such Advisor deems in its discretion to be necessary or appropriate in connection with such termination, including publicly disclosing the reasons for such termination.

12. Successors and Assigns.

This Agreement may not be assigned by either party without the written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns. The parties do not confer any rights or remedies upon the Prospective Advisor or any other person other than the parties to this Agreement and their respective successors and permitted assigns.

13. Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such other consultants. The Company’s engagement of any other consultant(s) shall not affect any Advisor’s right to receive the Fees and reimbursement of expenses pursuant to this Agreement.

14. Applicable Law; Venue.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws. In the event of any dispute under this Agreement, then and in such event, each party hereto agrees that the dispute shall either be (i) resolved through final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (the “AAA”) or (ii) be brought and enforced in the courts of the State of New York, County of New York under the accelerated adjudication procedures of the Commercial Division, or the United States District Court for the Southern District of New York, in each event at the discretion of the party initiating the dispute. Once a party files a dispute (if arbitration, by sending JAMS a Demand for Arbitration) with one of the above forums, the parties agree that all issues regarding such dispute or this Agreement must be resolved before such forum rather than seeking to resolve it through another alternative forum set forth above. In the event the dispute is brought before the AAA, the arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel. Each of the parties agrees that the decision and/or award made by the arbitrators shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. Furthermore, the parties to any such arbitration shall be entitled to make one motion for summary judgment within 60 days of the commencement of the arbitration, which shall be decided by the arbitrator(s) prior to the commencement of the hearings. In the event the dispute is brought by a party in the courts of the State of New York or the United States District Court for the Southern District of New York, each party irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, postage prepaid, addressed to such party at the address set forth at the beginning of this Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the party being served in any action, proceeding or claim. The parties agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

14. Counterparts.

This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding among the Advisors and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

I-BANKERS SECURITIES, INC.

By:
Name:	Shelley Leonard
Title:	President

DAWSON JAMES SECURITIES, INC.

By:
Name:
Title:

AGREED AND ACCEPTED BY:

ESH ACQUISITION CORP.

By:
Name:	James Francis
Title:	Chief Executive Officer

ANNEX I

Indemnification

In connection with the Company's engagement of I-Bankers Securities, Inc. and Dawson James Securities, Inc. (each an “Advisor” and collectively, the “Advisors”) pursuant to that certain letter agreement (“Agreement”) of which this Annex forms a part, ESH Acquisition Corp. (the “Company”) hereby agrees, subject to the Section 5(b) of the Agreement, to indemnify and hold harmless each Advisor and each of its affiliates and their respective partners, members, directors, officers, stockholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of stockholders), damages, liabilities and expenses incurred by any of them (including the documented fees and expenses of counsel), as incurred, (collectively a “Claim”), that (A) are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) in any “road show” as defined in Section 433(h) of the Securities Act of 1933, as amended (the “Act”), or included in any proxy statement, preliminary prospectus, any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Act or any prospectus (or any amendment or supplement to the foregoing), in each case used in connection with the Company merging with, acquiring shares of, engaging in a share exchange, share reconstruction, recapitalization and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of such Advisor, or (B) otherwise relate to or arise out of such Advisor’s activities on the Company’s behalf under such Advisor’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the documented fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of such Advisor except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

The Company further agrees that it will not, without the prior written consent of the Advisors, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the documented fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the documented fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.

In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not such Advisor is an Indemnified Person), the Company and such Advisor shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and such Advisor on the other, in connection with such Advisor’s engagement referred to above, subject to the limitation that in no event shall the amount of such Advisor’s contribution to such Claim exceed the amount of fees actually received by such Advisor from the Company pursuant to such Advisor’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and such Advisor on the other, with respect to such Advisor’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which such Advisor is engaged to render services bears to (b) the fee paid or proposed to be paid to such Advisor in connection with such engagement.

The Company's indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

ANNEX II

Total Consideration

“Total Consideration” means the product of (i) the SPAC-Equivalent Company Shares and (ii) the Business Combination PIPE Valuation.

“SPAC-Equivalent Company Shares” means the number of shares of common stock of the SPAC that are issued or issuable pursuant to the Business Combination for the Target Shares outstanding as of immediately prior to the consummation of the Business Combination (or, in the case of an asset acquisition, issued or issuable to the Target). In the event the consideration issued or issuable to the holders of Target Shares (or, in the case of an asset acquisition, to the Target) in connection with the Business Combination includes any consideration other than shares of common stock of the SPAC (collectively, “Non-SPAC Share Consideration”), the number of SPAC-Equivalent Company Shares shall be increased by the quotient of (i) the aggregate amount of cash plus the fair market value of any other property (as mutually agreed upon in good faith by the Company and I-Bankers) comprising such Non-SPAC Share Consideration and (ii) the Business Combination PIPE Valuation. If any SPAC-Equivalent Company Shares (or Non-SPAC Share Consideration) are issuable in the future following a Closing, whether or not in escrow, then such SPAC-Equivalent Company Shares (or Non-SPAC Share Consideration) shall be excluded from the calculation of the Total Consideration as of the Closing and the Company shall pay I-Bankers an additional cash fee in respect of the incremental Total Consideration represented by such shares (or other consideration), determined in accordance with Section 1, when, and if such additional SPAC-Equivalent Company Shares (or Non-SPAC Share Consideration) are actually paid and issued.

“SPAC” shall mean the Company, provided that, in the event a Business Combination is structured in a manner whereby another entity becomes the direct or indirect parent of each of the Company and the Target (or its successor) in such Business Combination and is the publicly traded entity following such Business Combination, references to “the SPAC” herein shall, as the context so requires, refer to such parent company.

“Target Shares” means, as of the date of determination, the outstanding shares of capital stock of the Target.

“Business Combination PIPE Valuation” means the lesser of (i) $10.00 (such price per share as equitably adjusted for stock splits, reverse stock splits or stock combinations, stock dividends and the like by the SPAC after the date hereof and prior to the consummation of the Business Combination) and (ii) if applicable, the lowest cash price per share of common stock (on an as-converted basis in the case of securities exercisable, convertible or exchangeable into common stock) at which the SPAC sells shares of its common stock (or securities exercisable, convertible or exchangeable into common stock) in one or more Business Combination PIPE Financings.

“Business Combination PIPE Financing” means the sale by the SPAC of common stock (or any securities exercisable, convertible or exchangeable into common stock) in a private placement transaction in connection with a Business Combination prior to, or concurrent with, the effective time of the Business Combination. In the event a Business Combination is structured in a manner whereby another entity becomes the direct or indirect parent of each of the Company and the Target (or its successor) in such Business Combination and is the publicly traded entity following such Business Combination, the Business Combination PIPE Financing shall also include any sale of common stock (or any securities exercisable, convertible or exchangeable into common stock) which is part of the SPAC’s financing for the Business Combination, pursuant to a subscription or purchase agreement entered into concurrently with or after the execution of the definitive merger agreement for the Business Combination, by any entity that will be a subsidiary of such parent company following the Business Combination, which common stock (or other securities) is contributed to, exchanged or otherwise converted into common stock of such parent company in connection with the Business Combination.